Preliminary Terms To prospectus dated November 16, 2017 and prospectus supplement dated November 16, 2017	Preliminary Pricing Supplement No. 4,178 Registration Statement Nos. 333-221595; 333-221595-01 Dated May 21, 2020; Rule 424(b)(2)

Structured Investments

Morgan Stanley Finance LLC
Review Notes due May 25, 2023

Linked to the Worst Performing of the American Depositary Shares of GlaxoSmithKline plc, the Common Stock of Johnson & Johnson and the Common Stock of Pfizer Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

General

•	The securities are designed for investors who seek to potentially earn a positive return if the Closing Level on any of the first two Review Dates or the Final Level, determined on the Averaging Dates, of each of the American Depositary Shares of GlaxoSmithKline plc, the common stock of Johnson & Johnson and the common stock of Pfizer Inc. (each, an “Underlying”) is at or above the respective Call Level applicable to that Review Date. If the securities are not automatically called prior to or at maturity, that will necessarily mean that any Underlying has declined by more than 40% from the respective Initial Level to the respective Final Level, and so investors will lose a significant portion or all of their principal. There is no minimum payment at maturity on the securities. Investors in the securities must be willing to accept this risk of loss of principal, and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the securities are called prior to or at maturity. Because all payments on the securities are based on the worst performing of the Underlyings, a decline in any Underlying by an amount greater than the Contingent Buffer Amount will result in a significant loss of your investment even if the other Underlyings have appreciated or have not declined as much.
•	The first Review Date, and therefore the earliest date on which a call may be initiated, is June 3, 2021. The second Review Date is May 20, 2022.
•	Senior unsecured obligations of Morgan Stanley Finance LLC (“MSFL”), fully and unconditionally guaranteed by Morgan Stanley, maturing May 25, 2023†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The securities are expected to price on or about May 21, 2020 and are expected to settle on or about May 26, 2020.
•	All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Terms

Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Principal Amount:	$1,000 per security
Underlyings:	GlaxoSmithKline plc American Depositary Shares (“ADSs”), each GlaxoSmithKline plc ADS representing two GlaxoSmithKline plc ordinary shares (the “GSK Stock”), Johnson & Johnson common stock (the “JNJ Stock”) and Pfizer Inc. common stock (the “PFE Stock”)
Automatic Call:

If the Closing Level of each Underlying on the first Review Date, the Closing Level of each Underlying on the second Review Date or the Final Level of each Underlying, as determined on the Averaging Dates, is greater than or equal to its respective Call Level applicable to that Review Date, the securities will be automatically called for a cash payment per security that will vary depending on the applicable Review Date and call premium, as set forth below.

The securities will not be automatically called if the Closing Level of any Underlying is below its respective Call Level on the related Review Date.

Call Level:

First Review Date:

With respect to the GSK Stock, $41.31, which is 100% of its Initial Level

With respect to the JNJ Stock, $147.68, which is 100% of its Initial Level

With respect to the PFE Stock, $37.63, which is 100% of its Initial Level

Second Review Date:

With respect to the GSK Stock, $41.31, which is 100% of its Initial Level

With respect to the JNJ Stock, $147.68, which is 100% of its Initial Level

With respect to the PFE Stock, $37.63, which is 100% of its Initial Level

Final Review Date:

With respect to the GSK Stock, $24.786, which is 60% of its Initial Level

With respect to the JNJ Stock, $88.608, which is 60% of its Initial Level

With respect to the PFE Stock, $22.578, which is 60% of its Initial Level

Payment if called:

If the securities are called, for every $1,000 principal amount security, you will receive a payment of $1,000 plus the product of $1,000 and the applicable call premium, calculated as follows:

• 11.60% x $1,000 if called on the first Review Date

• 23.20% x $1,000 if called on the second Review Date

• 34.80% x $1,000 if called on the final Review Date

Payment at Maturity:

If the securities are not automatically called prior to or at maturity, that will necessarily mean that the Final Level of any Underlying has declined by more than the Contingent Buffer Amount of 40% from its respective Initial Level. Under these circumstances, you will be fully exposed to the decline in the Final Level of the Worst Performing Underlying from its Initial Level, and your payment per $1,000 principal amount security will be calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Worst Performing Underlying)

If the securities are not called prior to or at maturity, you will lose more than 40% and up to all of your investment. There is no minimum payment at maturity, and you could lose your entire investment.

Contingent Buffer Amount:	40%
Worst Performing Underlying:	The Underlying with the lowest Underlying Return
Underlying Return:	With respect to each Underlying, the performance of the Underlying from the Initial Level to the Final Level calculated as follows:
Final Level – Initial Level Initial Level
If the securities have not been called prior to or at maturity, the Underlying Return of at least one Underlying will be negative.
Terms continued on the following page
Estimated value on the Pricing Date:	Approximately $915.30 per security, or within $30.00 of that estimate. See “Additional Terms Specific To The Securities” on page 2.

†Subject to postponement for non-Trading Days or in the event of a Market Disruption Event.

Investing in the notes involves a number of risks. See “Risk Factors” beginning page 7 of the accompanying prospectus supplement and “Selected Risk Considerations” beginning on page 7 of this preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley and MSFL, have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at .www.sec.gov. Alternatively, Morgan Stanley, MSFL, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and this preliminary pricing supplement if you so request by calling toll-free 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this preliminary pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (1)(2)	Proceeds to Us (3)
Per security	$ 1,000	$5.50	$994.50
Total	$	$	$
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $5.50 per $1,000 principal amount of securities.
(2)	Please see “Supplemental Plan of Distribution; Conflicts of Interest” in this preliminary pricing supplement for information about fees and commissions.

(3) See “Use of Proceeds and Hedging” on page 22.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” below.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Morgan Stanley

May 21, 2020

Terms continued from previous page:
Initial Level:

With respect to the GSK Stock: $41.31, which is the Closing Level of such Underlying on May 20, 2020

With respect to the JNJ Stock: $147.68, which is the Closing Level of such Underlying on May 20, 2020

With respect to the PFE Stock: $37.63, which is the Closing Level of such Underlying on May 20, 2020

Final Level:	For each Underlying, the arithmetic average of the Closing Levels of such Underlying on each of the five Averaging Dates.
Closing Level:	With respect to each Underlying, on any Trading Day, the Share Closing Price of one share of such Underlying on such day times the Adjustment Factor for such Underlying on such day
Review Dates†:	June 3, 2021 (first Review Date), May 20, 2022 (second Review Date) and May 22, 2023 (final Review Date)
Averaging Dates†:	May 16, 2023, May 17, 2023, May 18, 2023, May 19, 2023 and the final Review Date.
Maturity Date†:	May 25, 2023
Pricing Date:	May 21, 2020
Issue Date:	May 26, 2020 (2 Business Days after the Pricing Date)
Adjustment Factor:	With respect to the each of the GSK Stock, the JNJ Stock and the PFE Stock, 1.0, subject to adjustment in the event of certain corporate events affecting such Underlying. See “Antidilution adjustments” below.
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	61771BFZ2 / US61771BFZ22

Additional Terms Specific to the Securities

You should read this preliminary pricing supplement together with the prospectus dated November 16, 2017, as supplemented by the prospectus supplement dated November 16, 2017. This preliminary pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at .ww.w.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated November 16, 2017:

https://www.sec.gov/Archives/edgar/data/895421/000095010317011241/dp82788_424b2-seriesa.htm

•	Prospectus dated November 16, 2017:

https://www.sec.gov/Archives/edgar/data/895421/000095010317011237/dp82798_424b2-base.htm

We are using this preliminary pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the Pricing Date will be less than $1,000. We estimate that the value of each security on the Pricing Date will be approximately $915.30, or within $30.00 of that estimate. Our estimate of the value of the securities as determined on the Pricing Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Pricing Date?

In valuing the securities on the Pricing Date, we take into account that the securities comprise both a debt component and a performance-based component linked to the Underlyings. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlyings, instruments based on the Underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the Call Premium Amounts and the Contingent Buffer Amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Hypothetical Examples of Amounts Payable upon Automatic Call or Redemption at Maturity

The following hypothetical examples are for illustrative purposes only. Whether the securities are called prior to or at maturity will be determined by reference to the Closing Level of each Underlying on the First Review Date, the Closing Level of each Underlying on the Second Review Date or the Final Level of each Underlying, as applicable, and the Payment at Maturity, if any, will be determined by reference to the Final Level of each Underlying. The actual Initial Levels and Call Levels are set forth on the cover of this document. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the securities are subject to our credit risk. The below examples are based on the following terms:

Automatic Call:

If the securities are called, for every $1,000 principal amount security, you will receive a payment of $1,000 plus the product of $1,000 and the applicable call premium, calculated as follows:

• 11.60% x $1,000 if called on the first Review Date

• 23.20% x $1,000 if called on the second Review Date

• 34.80% x $1,000 if called on the final Review Date

No further payments will be made on the securities once they have been redeemed.

Payment at Maturity

If the securities are not automatically called prior to or at maturity, that will necessarily mean that the Final Level of any Underlying has declined by more than the Contingent Buffer Amount of 40% from its respective Initial Level. Under these circumstances, you will receive at maturity a cash payment per security as follows:

$1,000 + ($1,000 x Underlying Return of the Worst Performing Underlying)

Under these circumstances, you will lose a significant portion or all of your investment.

Principal Amount:	$1,000
Contingent Buffer Amount:	40%
Hypothetical Initial Level:	With respect to the GSK Stock: $40.00 With respect to the JNJ Stock: $150.00 With respect to the PFE Stock: $35.00
Hypothetical Call Level:

First Review Date:

With respect to the GSK Stock: $40.00, which is 100% of its hypothetical Initial Level

With respect to the JNJ Stock: $150.00, which is 100% of its hypothetical Initial Level

With respect to the PFE Stock: $35.00, which is 100% of its hypothetical Initial Level

Final Review Date:

With respect to the GSK Stock: $24.00, which is 60% of its hypothetical Initial Level

With respect to the JNJ Stock: $90.00, which is 60% of its hypothetical Initial Level

With respect to the PFE Stock: $21.00, which is 60% of its hypothetical Initial Level

Hypothetical Adjustment Factor:	1.0 with respect to each Underlying

Automatic Call:

Example 1 — the securities are called following the first Review Date

Date	GSK Stock Closing Level/Final Level	JNJ Stock Closing Level/ Final Level	PFE Stock Closing Level/ Final Level	Payment (per Security)
First Review Date	$50.00 (at or above the applicable Call Level)	$165.00 (at or above the applicable Call Level)	$50.00 (at or above the applicable Call Level)	$1,116.00

In this example, on the first Review Date, the Closing Level of each Underlying is at or above its respective applicable Call Level. Therefore, the securities are automatically called. Investors will receive a payment of $1,116.00 per security. No further payments will be made on the securities once they have been called, and investors do not participate in the appreciation in any Underlying.

How to calculate the payment at maturity:

In the following examples, one or more of the Underlyings close below the respective Call Level(s) on both the first Review Date and the second Review Date, and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity.

	GSK Stock Final Level	JNJ Stock Final Level	PFE Stock Final Level	Payment at Maturity (per Security)
Example 1:	$48.00 (at or above its applicable Call Level)	$135.00 (at or above its applicable Call Level)	$38.50 (at or above its applicable Call Level)	$1,348.00
Example 2:	$52.00 (at or above its applicable Call Level)	$187.50 (at or above its applicable Call Level)	$14.00 (below its applicable Call Level; declined by an amount greater than the Contingent Buffer Amount)	$1,000 x ($14.00 / $35.00) = $400
Example 3:	$8.00 (below its applicable Call Level; declined by an amount greater than the Contingent Buffer Amount)	$67.50 (below its applicable Call Level; declined by an amount greater than the Contingent Buffer Amount)	$17.50 (below its applicable Call Level; declined by an amount greater than the Contingent Buffer Amount)	$1,000 x ($8.00 / $40.00) = $200

In example 1, the Final Levels of all of the Underlyings are at or above their applicable respective Call Levels. The GSK Stock has increased 20% from its Initial Level to its Final Level, the JNJ Stock has decreased 10% from its Initial Level to its Final Level and the PFE Stock has increased 10% from its Initial Level to its Final Level. Therefore, investors receive $1,348.00 per security at maturity. Investors do not participate in any appreciation in any Underlying.

In example 2, the Final Levels of two of the Underlyings are at or above their applicable Call Levels, but the Final Level of the other Underlying has declined by an amount greater than the Contingent Buffer Amount. Therefore, investors are exposed to the downside performance of the Worst Performing Underlying at maturity. The GSK Stock has increased 30% from its Initial Level to its Final Level, the JNJ Stock has increased 25% from its Initial Level to its Final Level and the PFE Stock has declined 60% from its Initial Level to its Final Level. Therefore, investors receive at maturity an amount equal to the Principal Amount multiplied by the Underlying Return of the PFE Stock, which is the Worst Performing Underlying in this example.

In example 3, the Final Level of each Underlying has declined by an amount greater than the Contingent Buffer Amount, and investors receive at maturity an amount equal to the Principal Amount multiplied the Underlying Return of the Worst Performing Underlying. The GSK Stock has declined 80% from its Initial Level to its Final Level, the JNJ Stock has declined 55% from its Initial Level to its Final Level and the PFE Stock has declined 50% from its Initial Level to its Final Level. Therefore, the payment at maturity equals the Principal Amount multiplied by the Underlying Return of the GSK Stock, which is the Worst Performing Underlying in this example.

If the securities are not called prior to or at maturity, that will necessarily mean that the Final Level of any Underlying has declined by an amount greater than the Contingent Buffer Amount from its Initial Level. Under these circumstances, you will be exposed to the downside performance of the Worst Performing Underlying at maturity, and your payment at maturity will be less than 60% of the Principal Amount per security and could be zero.

Selected Purchase Considerations

•	STEP-UP APPRECIATION POTENTIAL; POTENTIAL DOWNSIDE EXPOSURE AT MATURITY – If the Closing Level or Final Level, as applicable, of each Underlying is greater than or equal to the applicable Call Level on a Review Date, your investment will yield a payment per security of $1,000 plus: (i) 11.60% x $1,000 if called following the first Review Date, (ii) 23.20% x $1,000 if called following the second Review Date, or (iii) 34.80% x $1,000 if called following the final Review Date. However, if the securities are not called prior to or at maturity, that will necessarily mean that the Underlying Return of any Underlying reflects a decline of more than 40% from its Initial Level. Under these circumstances, investors will lose a significant portion or all of their investment. Because the securities are our senior unsecured obligations, the payment of any amount, whether upon an automatic call or at maturity, is subject to our ability to pay our obligations as they become due.

•	SECURITIES LINKED TO THE WORST PERFORMING OF THE AMERICAN DEPOSITARY SHARES OF GLAXOSMITHKLINE PLC, THE COMMON STOCK OF JOHNSON & JOHNSON AND THE COMMON STOCK OF PFIZER INC. — The return on the securities is linked to the worst performing of the American Depositary Shares of GlaxoSmithKline plc, the common stock of Johnson & Johnson and the common stock of Pfizer Inc.

GlaxoSmithKline plc is a global pharmaceutical company headquartered in London, England. See “Information about the GSK Stock” on page PS-23 of this preliminary pricing supplement.

Johnson & Johnson is engaged in the research and development, manufacture and sale of a range of products in the health-care field. See “Information about the JNJ Stock” on page PS-25 of this preliminary pricing supplement.

Pfizer Inc. is a research-based biopharmaceutical company. See “Information about the PFE Stock” on page PS-27 of this preliminary pricing supplement.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus dated November 16, 2017.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS– The terms of the securities differ from those of ordinary debt securities in that we do not guarantee to pay you any of the principal amount of the securities at maturity and do not pay you interest on the securities. If the securities are not automatically called prior to or at maturity, that will necessarily mean that the Final Level of any Underlying declines by more than the Contingent Buffer Amount of 40% from its respective Initial Level. Under these circumstances, your investment will be fully exposed to the decline in the Final Level of the Worst Performing Underlying as compared to its respective Initial Level and you will lose a significant portion or all of your investment. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

•	LIMITED RETURN ON THE SECURITIES – Your potential gain on the securities will be limited to the call premium applicable for a Review Date, as set forth on the cover of this preliminary pricing supplement, regardless of the appreciation in the Underlyings, which may be significantly greater than the applicable call premium. The Closing Level for any Underlying at various times during the term of the securities could be higher than the Closing Levels on the Review Dates and at maturity, and you may receive a lower payment if the securities are automatically called prior to or at maturity than you would have received if you had invested directly in the Underlyings. For the avoidance of doubt, the costs borne by investors in the securities, including the fees and commissions described on the cover page of this document, will not be rebated if the securities are automatically called prior to maturity.

•	YOU ARE EXPOSED TO THE PRICE RISK OF EACH UNDERLYING – Your return on the securities is not linked to a basket consisting of each Underlying. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by any Underlying over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlyings. For the securities to be automatically called, the Closing Level of each Underlying on the first Review Date, the Closing Level of each Underlying on the second Review Date or the Final Level of each Underlying, as determined on the Averaging Dates, must be greater than or equal to its respective applicable Call Level. In addition, if the securities have not been automatically called prior to or at maturity, that will necessarily mean that any Underlying has declined by an amount greater than the Contingent Buffer Amount, and you will be fully exposed to the decline in the Worst Performing Underlying over the term of the securities on a 1-to-1 basis, even if the other Underlyings have appreciated or have not declined as much. Under this scenario, the value of any such payment at maturity will be less than 60% of the Principal Amount and could be zero. Accordingly, your investment is subject to the price risk of each Underlying.

•	THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.

•	NO SHAREHOLDER RIGHTS – Investing in the securities is not equivalent to investing in the American Depositary Shares of GlaxoSmithKline plc, the common stock of Johnson & Johnson or the common stock of Pfizer Inc. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlyings.

•	THE SECURITIES ARE SUBJECT TO OUR CREDIT RISK, AND ANY ACTUAL OR ANTICIPATED CHANGES TO OUR CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUE OF FOREIGN EQUITY SECURITIES – The GSK Stock is issued by a foreign company. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSS AND THE RIGHTS OF HOLDERS OF THE COMMON STOCK OF A FOREIGN COMPANY – The GSK Stock is the ADSs of GlaxoSmithKline plc and not the ordinary shares represented by the ADSs, and there exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding ordinary shares. Each ADS is a security evidenced by American depositary receipts that represents a certain number of ordinary shares of a foreign company. Generally, ADSs are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of ordinary shares of the foreign issuer. For example, the foreign issuer may make distributions in respect of its ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding ordinary shares may be significant and may materially and adversely affect the value of the securities.

•	AS A FINANCE SUBSIDIARY, MSFL HAS NO INDEPENDENT OPERATIONS AND WILL HAVE NO INDEPENDENT ASSETS – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the Closing Level of each Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the trading price and volatility (frequency and magnitude of changes in value) of the Underlyings,

•	dividend rates on the Underlyings,

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings and which may affect the prices of the Underlyings,

•	the time to maturity of the securities;

•	interest and yield rates in the market generally;

•	the availability of comparable instruments,

•	the occurrence of certain events affecting an Underlying that may or may not require an adjustment to its Adjustment Factor, and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the principal amount if, at the time of sale, the level of any Underlying is below its respective Initial Level.

•	THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

•	YOU CANNOT PREDICT THE FUTURE PERFORMANCE OF ANY UNDERLYING BASED ON ITS HISTORICAL PERFORMANCE – The value of each Underlying may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You cannot predict the future performance of any Underlying based on its historical performance, and we cannot guarantee that the performance of any Underlying will result in the return of any of your initial investment in the securities. See “Historical Performance of the American Depositary Shares of GlaxoSmithKline plc,” “Historical Performance of the Common Stock of Johnson & Johnson” and “Historical Performance of the Common Stock of Pfizer Inc.” below.

•	INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING IN THE UNDERLYINGS – Investing in the securities is not equivalent to investing in any Underlying. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlyings. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the Underlyings and received the dividends paid or distributions made on them.

•	NO AFFILIATION WITH GLAXOSMITHKLINE PLC, JOHNSON & JOHNSON OR PFIZER INC. – GlaxoSmithKline plc, Johnson & Johnson and Pfizer Inc. are not affiliates of ours, are not involved with this offering in any way, and have no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to GlaxoSmithKline plc, Johnson & Johnson or Pfizer Inc. in connection with this offering.

•	WE MAY ENGAGE IN BUSINESS WITH OR INVOLVING GLAXOSMITHKLINE PLC, JOHNSON & JOHNSON OR PFIZER INC. WITHOUT REGARD TO YOUR INTERESTS – We or our affiliates may presently or from time to time engage in business with GlaxoSmithKline plc, Johnson & Johnson or Pfizer Inc. without regard to your interests and thus may acquire non-public information about GlaxoSmithKline plc, Johnson & Johnson or Pfizer Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to GlaxoSmithKline plc, Johnson & Johnson or Pfizer Inc., which may or may not recommend that investors buy or hold the Underlying(s).

•	The antidilution adjustments do not cover every event that could affect the underlyings— MS & Co., as Calculation Agent, will adjust the Adjustment Factors for certain corporate events affecting the Underlyings, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the issuers of the Underlyings, such as mergers. However, the Calculation Agent will not make an adjustment for every corporate event that could affect the Underlyings. For example, the Calculation Agent is not required to make any adjustments if the issuers of the Underlyings or anyone else makes a partial tender or partial exchange offer for the Underlyings, nor will adjustments be made following the final Review Date. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the prices of the Underlyings by the amount of such dividends. If an event occurs that does not require the Calculation Agent to adjust an Adjustment Factor, such as a regular cash dividend, the market price of the securities may be materially and adversely affected. For example, if the record date for a regular cash dividend were to occur on or shortly before a Review Date, this may decrease the Closing Level of an Underlying to be less than its respective Call Level (resulting in no call payment being paid with respect to such date) or the Final Level of an Underlying to be less than its Call Level for the final Review Date (resulting in a loss of a significant portion of all of your investment in the securities), materially and adversely affecting your return.

•	THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “Many economic and market factors will impact the value of the securities” above.

•	LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

•	POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as Calculation Agent and hedging our obligations under the securities. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. may make certain determinations that may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and certain adjustments to the Adjustment Factor. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Market Disruption Events,” “—Postponement of Averaging Dates,” “—Antidilution Adjustments,” “—Alternate Exchange Calculation in Case of an Event of Default” and related definitions below.

Additionally, some of our affiliates also trade the Underlyings and other financial instruments related to the Underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities could potentially affect the level of an Underlying. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlyings and the securities. In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

•	HEDGING AND TRADING ACTIVITY BY OUR AFFILIATES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the Underlyings), including trading in the Underlyings and in options contracts on the Underlyings, as well as in other instruments related to the Underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. Some of our affiliates also trade the Underlyings and other financial instruments related to the Underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to May 20, 2020 could have increased the Initial Level of an Underlying, and, therefore, could have increased the value at or above which the Final Level for such Underlying must be so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other Underlyings).

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN – Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the securities at this time as such opinion is dependent in part upon market conditions on the pricing date. Our counsel’s opinion will therefore be provided only on the pricing date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat each security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

•	THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated.

Additional Terms of the Securities

Terms used but not defined in this preliminary pricing supplement are defined in the prospectus supplement or in the prospectus.

Denominations

$1,000 per security and integral multiples thereof

Interest Rate

None

Underlying Issuer

With respect to the GSK Stock, GlaxoSmithKline plc

With respect to the JNJ Stock, Johnson & Johnson

With respect to the PFE Stock, Pfizer Inc.

Senior Security of Subordinated Security

Senior

Specified Currency

U.S. dollars

Trustee

The Bank of New York Mellon, a New York banking corporation

Agent

Morgan Stanley & Co. LLC (“MS & Co.”)

Payment Pursuant to an Automatic Call

If the securities are automatically called following a Review Date other than the final Review Date, the Issuer will redeem the securities and pay the amount due upon such Automatic Call on the third Business Day after the applicable Review Date. If the securities are called following the final Review Date, the Issuer will redeem the securities and pay the amount due upon such Automatic Call on the Maturity Date.

Issuer Notices to Registered Holders, the Trustee and the Depositary

In the event that the Maturity Date is postponed due to postponement of the final Review Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the actual final Review Date.

In the event that the securities are subject to Automatic Call, the Issuer shall, (i) on the Business Day following the applicable Review Date, give notice of the Automatic Call and the Automatic Call payment, including specifying the payment date of the amount due upon the Automatic Call (the “Automatic Call Date”), (x) to each registered holder of the securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call date, deliver the aggregate cash amount due with respect to the securities to the Trustee for delivery to the Depositary, as holder of the securities. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to each $1,000 principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the Trustee for delivery to the Depositary, as holder of the securities, on the Maturity Date.

Calculation Agent

MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate number of securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Levels, the Final Levels, whether to adjust an Adjustment Factor or whether a Market Disruption Event has occurred. See “—Market Disruption Event,” “—Antidilution Adjustments,” and “—Alternate Exchange Calculation in Case of an Event of Default” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Business Day

Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trading Day

With respect to each Underlying, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Share Closing Price

Subject to the provisions set out under “—Antidilution Adjustments” below, the Share Closing Price for one share of an Underlying (or one unit of any other security for which a Share Closing Price must be determined) on any Trading Day means:

(i)	if such Underlying (or any such other security) is listed on a national securities exchange (other than Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such Underlying (or any such other security) is listed,

(ii)	if such Underlying (or any such other security) is a security of the Nasdaq, the official Share Closing Price of such Underlying published by the Nasdaq on such day, or

(iii)	if such Underlying (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Underlying (or any such other security) is listed on any national securities exchange but the last reported sale price or the official Share Closing Price published by such exchange, or by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one share of such Underlying (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to an Underlying (or any such other security) or the last reported sale price or the official Share Closing Price published by the Nasdaq, as applicable, for such Underlying (or any such other security) is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Underlying (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, such Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Antidilution Adjustments” below.

Market Disruption Event

Market Disruption Event means, with respect to each Underlying:

(i) the occurrence or existence of any of:

(a)	a suspension, absence or material limitation of trading of such Underlying on the primary market for such Underlying for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b)	a breakdown or failure in the price and trade reporting systems of the primary market for such Underlying as a result of which the reported trading prices for such Underlying during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c)	the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Underlying, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a Market Disruption Event has occurred with respect to an Underlying: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on such Underlying by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related such Underlying and (4) a suspension, absence or material limitation of trading on the primary market on which options contracts related to such Underlying are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Postponement of Review Dates

If a Market Disruption Event with respect to any Underlying occurs on any scheduled Review Date other than the final Review Date or if any such Review Date is not a Trading Day, the Share Closing Price solely for such Underlying for such date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event will have occurred with respect to such affected Underlying; provided that the Closing Level for any Underlying will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Review Date and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Share Closing Price of such Underlying on such fifth Trading Day based on the mean, as determined by the Calculation Agent, of the bid prices for one share of such Underlying for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Postponement of Averaging Dates:

If a Market Disruption Event occurs on any scheduled Averaging Date or if any scheduled Averaging Date is not a Trading Day, the Share Closing Price solely for such Underlying for such date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event will have occurred with respect to such affected Underlying. Each succeeding Averaging Date will then be the next Trading Day following the preceding Averaging Date as postponed. The Final Level will be determined on the date on which the Share Closing Prices for all scheduled Averaging Dates have been determined; provided that (i) the Share Closing Price for any Averaging Date will not be determined on a date later than the tenth Business Day after the scheduled final Averaging Date, (ii) the Share Closing Price for any remaining Averaging Dates that would otherwise fall after such tenth Business Day will be the Share Closing Price on such tenth Business Day and (iii) if such tenth Business Day is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Share Closing Price of such Underlying based on the mean, as determined by the Calculation Agent, of the bid prices for one share of such Underlying for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Postponement of Maturity Date:

If the final Review Date is postponed due to a non-Trading Day or certain Market Disruption Events with respect to any Underlying so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following that Review Date as postponed, and no adjustment will be made to the payment at maturity made on such postponed date.

Antidilution Adjustments

The Adjustment Factor for an Underlying will be adjusted as follows:

1. If an Underlying is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Underlying will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of such Underlying.

2. If an Underlying is subject (i) to a stock dividend (issuance of additional shares of such Underlying) that is given ratably to all holders of shares of such Underlying or (ii) to a distribution of the such Underlying as a result of the triggering of any provision of the corporate charter of that Underlying Issuer, then once the dividend has become effective and such Underlying is trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor will equal the prior Adjustment Factor plus the product of (i) the number of shares issued with respect to one share of such Underlying and (ii) the prior Adjustment Factor.

3. If an Underlying Issuer issues rights or warrants to all holders of its Underlying to subscribe for or purchase that Underlying at an exercise price per share less than the Share Closing Price of that Underlying on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the securities, then the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and a fraction, the numerator of which will be the number of shares of such Underlying outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of shares of such Underlying outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying which the aggregate offering price of the total number of shares of such Underlying so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Share Closing Price on the expiration date of such rights or warrants, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Share Closing Price.

4. There will be no required adjustments to an Adjustment Factor to reflect cash dividends or other distributions paid with respect to an Underlying other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to such Underlying will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Underlying by an amount equal to at least 10% of the Share Closing Price of such Underlying (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Underlying on the primary U.S. organized securities exchange or trading system on which such Underlying is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to such Underlying, the Adjustment Factor with respect to such Underlying will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Share Closing Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Share Closing Price on the Trading Day preceding the ex-

dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for such Underlying will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Underlying or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination will be conclusive. A distribution on such Underlying described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend will cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5. If, with respect to an Underlying, or the underlying ordinary shares represented by the GSK Stock (the “GSK ordinary shares”), as applicable, (i) there occurs any reclassification or change of such Underlying, including, without limitation, as a result of the issuance of any tracking stock by that Underlying Issuer for such Underlying, (ii) such Underlying Issuer or any surviving entity or subsequent surviving entity of such Underlying Issuer (the “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of such Underlying Issuer or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) such Underlying Issuer is liquidated, (v) such Underlying Issuer issues to all of its shareholders equity securities of an issuer other than such Underlying Issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of such Underlying or the GSK ordinary shares, as applicable (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether an Automatic Call has occurred and the amount payable upon an Automatic Call or at maturity for each security will be as follows:

•	Upon any Review Date following the effective date of a Reorganization Event and prior to the final Review Date:

If the “Exchange Property Value” (as defined below) is greater than or equal to the then-applicable Call Level for the affected Underlying, and the Share Closing Prices (or Exchange Property Values, if applicable) of the other Underlyings are also greater than or equal to their respective then-applicable Call Levels, the securities will be automatically called for a call payment.

•	Upon the final Review Date, if the securities have not been automatically called:

Investors will receive for each security they hold a payment at maturity equal to:

o	If the Exchange Property Value on the final Review Date is greater than or equal to the respective applicable Call Level, and the Final Levels (or Exchange Property Values, as applicable) of the other Underlyings are also greater than or equal to their respective applicable Call Levels: (i) the $1,000 principal amount plus (ii) the product of $1,000 and the applicable call premium.

o	If the Exchange Property Value on the final Review Date is less than the respective applicable Call Level, or if the Final Level(s) (or Exchange Property Value(s), if applicable) of any other Underlying is less than its respective applicable Call Level:
▪	If the Worst Performing Underlying has not undergone a Reorganization Event as described in paragraph 5 above:

(i) the $1,000 principal amount multiplied by the (ii) Underlying Return of the Worst Performing Underlying.

▪	If the Worst Performing Underlying has undergone a Reorganization Event as described in paragraph 5 above:

(i) the $1,000 principal amount multiplied by the (ii) Underlying Return of the Worst Performing Underlying. For purposes of determining the Underlying Return of the Worst Performing Underlying, the Final Level of such Worst Performing Underlying will be deemed to equal the per-share cash value, determined as of the final Review Date, of the securities, cash or any other assets distributed to holders of the Worst Performing Underlying in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified shares of such Worst Performing Underlying, (B) in the case of a Spin-Off Event, the shares of such Worst Performing Underlying with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where such Worst Performing Underlying continues to be held by the holders receiving such distribution, such Worst Performing Underlying (collectively, the “Exchange Property”).

In the event that the GSK Stock is no longer listed on a primary U.S. securities exchange and the GSK ordinary shares are listed on a primary U.S. securities exchange, the calculation agent, in its sole discretion, will adjust the adjustment factor such that the product of the last reported sale price of the GSK Stock and the adjustment factor at the last time the GSK Stock were listed equals the product of the last reported sale price of the GSK ordinary shares and the adjusted adjustment factor at such time, and the GSK ordinary shares will take the place of the GSK Stock.

In the event that the GSK Stock issuer or the depositary for the GSK Stock elects, in the absence of any of the events described in paragraph 1, 2, 3, 4 or 5 above, to change the number of the GSK ordinary shares that are represented by each share of GSK Stock, the adjustment factor on any trading day after the change becomes effective will be proportionally adjusted. In addition, if any event requiring an adjustment to be made to the adjustment factor pursuant to paragraph 2, 3, 4 or 5 above would result in a different adjustment with respect to the GSK Stock than with respect to the GSK ordinary shares, the calculation agent will adjust the adjustment factor based solely on the effect of such event on the GSK Stock.

If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the Antidilution Adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the Exchange Property Value is less than the respective then-applicable Call Level, or for determining the Worst Performing Underlying, “Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such cash received for one share of such Underlying, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of such Underlying, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the Share Closing Price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of such Underlying, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property will be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references herein to the applicable “Underlying” will be deemed to refer to the Exchange Property and references to a “share” or “shares” of the applicable Underlying will be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to an Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factors will be made up to the close of business on the final Review Date.

No adjustments to an Adjustment Factor or method of calculating an Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Share Closing Prices of the Underlyings, including, without limitation, a partial tender or exchange offer for an Underlying.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to an Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to an Adjustment Factor, or to the method of calculating the amount payable on the securities made pursuant to paragraph 5 above, upon written request by any investor in the securities.

Alternate Exchange Calculation in Case of an Event of Default

If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the securities, which we describe below, the holders of the securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the final Review Date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Additional Information About the Securities

Book Entry Security or Certificated Security

Book entry. The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the securities. Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this preliminary pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

United States Federal Taxation

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies only to investors in the securities who:

•	purchase the securities in the original offering; and

•	hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the securities at this time as such opinion is dependent in part upon market conditions on the pricing date. Our counsel’s opinion will therefore be provided only on the pricing date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat each security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the securities should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code, a Non-U.S. Holder of the securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) of the Code and FATCA, if all or any portion of a security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of Proceeds and Hedging

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to May 20, 2020, we hedged our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to have taken positions in the Underlyings and in options contracts on the Underlyings. Such purchase activity could have increased the value of the an Underlying on May 20, 2020, and therefore could have increased the value at or above which such Underlying must close on the Averaging Dates so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other Underlyings). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the Averaging Dates, by purchasing and selling the Underlyings, futures or options contracts on the Underlyings or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. We cannot give any assurance that our hedging activities will not affect the value of an Underlying, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any (depending also on the performance of the other Underlyings).

Information about the GSK Stock

American Depositary Shares of GlaxoSmithKline plc; Public Information. GlaxoSmithKline plc is a global pharmaceutical company headquartered in London, England. The GSK Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by GlaxoSmithKline plc pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-15170 through the Securities and Exchange Commission’s website at .www.sec.gov. In addition, information regarding GlaxoSmithKline plc may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This preliminary pricing supplement relates only to the securities offered hereby and does not relate to the GSK Stock. We have derived all disclosures contained in this preliminary pricing supplement regarding GlaxoSmithKline plc from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to GlaxoSmithKline plc Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding GlaxoSmithKline plc is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the GSK Stock (and therefore the price of the GSK Stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning NIKE Inc. could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the GSK Stock.

We and/or our affiliates may presently or from time to time engage in business with GlaxoSmithKline plc In the course of such business, we and/or our affiliates may acquire non-public information with respect to GlaxoSmithKline plc, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the GSK Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of GlaxoSmithKline plc as in your judgment is appropriate to make an informed decision with respect to an investment linked to the GSK Stock.

Historical Performance of the American Depositary Shares of GlaxoSmithKline plc

The following graph sets forth the historical performance of the GSK Stock from January 1, 2015 through May 20, 2020. The Share Closing Price of the GSK Stock on May 20, 2020 was $41.31. We obtained the Share Closing Prices of the GSK Stock below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Historical Performance of the GSK Stock

Information about the JNJ Stock

Common Stock of Johnson & Johnson; Public Information. Johnson & Johnson is engaged in the research and development, manufacture and sale of a range of products in the health-care field. The JNJ Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Johnson & Johnson pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-03215 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Johnson & Johnson may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This preliminary pricing supplement relates only to the securities offered hereby and does not relate to the JNJ Stock. We have derived all disclosures contained in this preliminary pricing supplement regarding Johnson & Johnson from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Johnson & Johnson Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Johnson & Johnson is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the JNJ Stock (and therefore the price of the JNJ Stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Johnson & Johnson could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the JNJ Stock.

We and/or our affiliates may presently or from time to time engage in business with Johnson & Johnson In the course of such business, we and/or our affiliates may acquire non-public information with respect to Johnson & Johnson, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the JNJ Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of Johnson & Johnson as in your judgment is appropriate to make an informed decision with respect to an investment linked to the JNJ Stock.

Historical Performance of the Common Stock of Johnson & Johnson

The following graph sets forth the historical performance of the JNJ Stock from January 1, 2015 through May 20, 2020. The Share Closing Price of the JNJ Stock on May 20, 2020 was $147.68. We obtained the Share Closing Prices of the JNJ Stock below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Historical Performance of the JNJ Stock

Information about the PFE Stock

Common Stock of Pfizer Inc.; Public Information. Pfizer Inc. is a research-based biopharmaceutical company. The PFE Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Pfizer Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-03619 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Pfizer Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This preliminary pricing supplement relates only to the securities offered hereby and does not relate to the PFE Stock. We have derived all disclosures contained in this preliminary pricing supplement regarding Pfizer Inc. from the publicly available sources described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Pfizer Inc. Neither we nor the agent makes any representation that any publicly available information regarding Pfizer Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available information described in the preceding paragraph) that would affect the trading price of the PFE Stock (and therefore the price of the PFE Stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Pfizer Inc. could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the PFE Stock.

We and/or our affiliates may presently or from time to time engage in business with Pfizer Inc. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Pfizer Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the PFE Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the securities, you should undertake an independent investigation of Pfizer Inc. as in your judgment is appropriate to make an informed decision with respect to an investment linked to the PFE Stock.

Historical Performance of the Common Stock of Pfizer Inc.

The following graph sets forth the historical performance of the PFE Stock from January 1, 2015 through May 20, 2020. The Share Closing Price of the PFE Stock on May 20, 2020 was $37.63. We obtained the Share Closing Prices of the PFE Stock below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Historical Performance of the PFE Stock

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the Issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $5.50 per $1,000 principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the Pricing Date will be no lower than the minimum level described in “Additional Terms Specific To The Securities” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Selling Restrictions

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S.

jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the securities:

Brazil

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of securities maintained by the Mexican National Banking and securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement, the accompanying prospectus may not be publicly distributed in Mexico.